Exhibit 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AIRNET COMMUNICATIONS CORPORATION

TABLE OF CONTENTS

ARTICLE I			1

ARTICLE II			1

ARTICLE III			1

ARTICLE IV			1

A.		CLASSES OF STOCK	1
B.		RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK	2
	1.	Dividends	2
	2.	Stock Split, Reclassification, etc.	2
	3.	Liquidation	2
.	4.	Voting	3
	5.	No Pre-emptive or Subscription Rights	3
C.		RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK	3
D.		RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF SENIOR SECURED CONVERTIBLE NOTES	3

ARTICLE V			4

ARTICLE VI			4

ARTICLE VII			5

ARTICLE VIII			5

ARTICLE IX			6

ARTICLE X			6

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EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AIRNET COMMUNICATIONS CORPORATION

Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of Delaware, the undersigned Corporation adopts the following Eighth Amended and Restated Certificate of Incorporation:

FIRST: The name of the Corporation is AirNet Communications Corporation (the “Corporation”).

SECOND: The following Eighth Amended and Restated Certificate of Incorporation was adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of Delaware.

The Restated Certificate of Incorporation of the Corporation (originally filed under the name of Overture Systems, Inc. incorporated on January 11, 1994), as previously amended, is hereby deleted in its entirety and is amended and restated as follows:

ARTICLE I

The name of the Corporation is AirNet Communications Corporation.

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. CLASSES OF STOCK. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 403,184,713 shares, consisting of two classes of capital stock:

(a) 400,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”);

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(b) 3,184,713 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).

B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK. Notwithstanding any provision to the contrary contained herein, the rights, preferences, privileges and restrictions granted to and imposed upon Common Stock are set forth in this Article IV.B. Except as otherwise expressly provided in this Article IV.B., all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1. Dividends. When, as and if dividends on Common Stock are declared by the Corporation’s Board of Directors, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share equally in and to receive, in accordance with the number of shares of Common Stock held by each such holder, all such dividends.

Dividends payable under this Article IV.B. shall be paid to the holders of record of the outstanding Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors of the Corporation in advance of declaration and payment of each dividend. Any Common Stock issued as a dividend pursuant to this Article IV.B. shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable and free of all liens and charges. The Corporation shall not issue fractions of Common Stock on payment of such dividend but shall issue a whole number of shares to such holder of Common Stock rounded up or down in the Corporation’s sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

Notwithstanding anything contained herein to the contrary, no dividends on Common Stock shall be declared by the Corporation’s Board of Directors or paid or set apart for payment by the Corporation at any time that such declaration, payment, or setting apart is prohibited by applicable law.

2. Stock Split, Reclassification, etc. The Corporation shall not in any manner subdivide (by any stock split, reclassification, stock dividend, recapitalization or otherwise) or combine the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

3. Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment shall have been made to holders of outstanding Preferred Stock, if any, of the full amount of which they are entitled pursuant to this Certificate of Incorporation and any resolutions that may be adopted from time to time by the Corporation’s Board of Directors, in accordance with Article IV.C. below (for the purpose of fixing the voting rights, designations, preferences and relative participating, optional or other special rights of any class or series of Preferred Stock), the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, if any, to share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all remaining assets of

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the Corporation available for distribution among the holders of Common Stock, whether such assets are capital, surplus, or earnings. For the purposes of this Article IV.B., neither the consolidation or merger of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation receive capital stock and/or other securities (including debt securities) of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), nor the sale, lease or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation as those terms are used in this Article IV.B.

4. Voting. Each holder of Common Stock shall be entitled to one vote for each share of such stock issued and outstanding and registered in such holder’s name and shall be entitled to vote upon such matters and in such manner as may be provided by Delaware law and this Certificate of Incorporation.

5. No Pre-emptive or Subscription Rights. No holder of Common Stock shall be entitled to pre-emptive or subscription rights.

C. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK. Pursuant to authority conferred by this Article IV.C. upon the Board of Directors of the Corporation under the Seventh Amended and Restated Certificate of Incorporation, in effect at the relevant time, the Board of Directors created a series of 3,184,713 shares of preferred stock designated as Series B Convertible Preferred Stock by filing a Certificate of Designation of the Corporation with the Secretary of State of the State of Delaware on May 14, 2001, and the voting powers, designations, preferences and relative participating and other special rights, and the qualifications, limitations and restrictions, of the Series B Convertible Preferred Stock of the Corporation are as set forth in Annex I hereto and are incorporated herein by reference. Any shares of Series B Convertible Preferred Stock converted into Common Stock of the Corporation pursuant to Section 6 of such Certificate of Designation shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series B Convertible Preferred Stock. The Board of Directors of the Corporation shall not issue any additional authorized but unissued shares of Series B Preferred Stock of the Corporation without the approval of stockholders of the Corporation holding at least 90% of the voting stock of the Corporation.

Subject to the provisions of this Certificate of Incorporation and this Article IV.C., the Board of Directors of the Corporation is authorized to decrease the number of shares of any series of preferred stock (but not below the number of shares of such series then outstanding) subsequent to the issue of shares of that series. Any and all Preferred Stock issued and for which full consideration has been paid or delivered shall be deemed fully paid stock and the holder thereof shall not be liable for any further payment thereon.

D. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF SENIOR SECURED CONVERTIBLE NOTES. Reference is made to (i) the Senior Secured Convertible Note of the Corporation issued to SCP Private Equity Partners II, LP (“SCP”) (the “SCP Note”) and (ii) the Senior Secured Convertible Note of the Corporation issued to TECORE, Inc.

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(“Tecore”) (the “Tecore Note,” and together with the SCP Note, the “Notes”) pursuant to the Securities Purchase Agreement by and among the Corporation, SCP and Tecore dated on or about June 5, 2003 (the “Purchase Agreement”). Pursuant to the provisions of Section 221 of the General Corporation Law of Delaware, SCP and Tecore as holders of the Notes of the Corporation (the “Noteholders”) are granted the power to vote in respect to the corporate affairs and management of the Corporation as follows:

Except as otherwise required by law or as provided herein, each Noteholder shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder’s then outstanding Note, and all or any portion of accrued and unpaid interest, is convertible pursuant to the terms thereof on the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited, provided, however, that, solely for purposes of determining the number of votes to which a Noteholder is entitled pursuant to this Article IV.D., the price per share at which the Note, and all or any portion of accrued and unpaid interest, may be converted shall be deemed to be $0.57; provided further, that if the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the deemed conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the deemed conversion price in effect immediately prior to such combination shall be proportionately increased. The holders of the Notes shall be deemed to be stockholders, and their Notes shall be deemed to be shares of stock, for the purpose of any provision of the Delaware General Corporation Law which requires the vote of stockholders as a prerequisite to any corporate action. Except as expressly otherwise provided herein or as required by law, the Noteholders shall vote together with the holders of shares of the Corporation’s Common Stock as a single class on all matters. The Noteholders shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s by-laws and the General Corporation Law of the State of Delaware.

ARTICLE V

The Board of Directors shall have the power, in addition to the stockholders, to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE VI

The Board of Directors shall be constituted as follows:

(i) The number of directors which will constitute the whole Board of Directors of the Corporation shall be fixed at ten (10) until such time as the Tecore Note (referenced in Article IV.D. above) is fully converted into Common Stock of the Corporation, when the number of directors which will constitute the whole Board of Directors of the Corporation shall be fixed at eleven (11).

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(ii) The term of each director shall be the period from the effective date of such director’s election to the next annual meeting of stockholders. The term of each director who is serving as a director on August 11, 2003 shall expire at the next annual meeting of stockholders after such date, or upon such director’s earlier resignation or removal, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.

(iii) Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. Directors may be removed from office with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(iv) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, adopt, amend or repeal the Bylaws, or adopt new Bylaws for this Corporation, by a resolution adopted by a majority of the directors.

(v) Vacancies in the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director.

(vi) Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the General Corporation Law of Delaware is hereafter amended to authorize further limitations of the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not

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adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

The Corporation shall indemnify and hold harmless any director and officer of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by such person in connection with, or as a result of, any proceeding in which such person may become involved, as a party or otherwise, by reason of the fact that such person is or was such a director or officer of the Corporation, whether or not such person continues to be such at the time such expenses and liabilities shall have been imposed or incurred. It is the intention of this Article IX to provide indemnification to the fullest extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

ARTICLE X

Subject to the provisions contained herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Eighth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

This Eighth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

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I, THE UNDERSIGNED, being the President and Chief Executive Officer of the Corporation, hereby declare, under penalties of perjury, that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly, I have executed this Eighth Amended and Restated Certificate of Incorporation as of the 8th day of August, 2003.

AIRNET COMMUNICATIONS CORPORATION

By:	/s/ Glenn A. Ehley
Name: Glenn A. Ehley Title: President and Chief Executive Officer

ATTESTED:

/s/ Stuart P. Dawley
Stuart P. Dawley Corporate Secretary

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Annex I

AIRNET COMMUNICATIONS CORPORATION

SERIES B CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

AirNet Communications Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, adopted the following resolution at a meeting duly called and held on April 2, 2001, which resolution remains in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), the Board of Directors does hereby create, authorize and provide for the issuance of Series B Convertible Preferred Stock, par value $.01 per share, consisting of 3,184,713 shares, having the following designations, preferences and relative and other special rights, qualifications, limitations and restrictions:

1. DESIGNATION AND AMOUNT. The designation of such series is “Series B Convertible Preferred Stock” (hereinafter in this Certificate of Designation called the “Series B Preferred Stock”) and the number of shares constituting such series shall be 3,184,713, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series B Preferred Stock, plus shares issuable upon the exercise of any then outstanding options, warrants or rights to acquire Series B Preferred Stock, including dividends payable pursuant to the terms of the Series B Preferred Stock. All capitalized terms used in this Certificate of Designation and not otherwise defined shall have the meaning given to such terms in Section 13 hereof.

2. DIVIDENDS. (a) The Holders of shares of the Series B Preferred Stock, in preference to the holders of all Junior Capital Stock and on a pari passu basis with holders of

Parity Capital Stock, will be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds of the Corporation legally available therefor, cumulative dividends as provided in this Section 2. Dividends on each outstanding share of Series B Preferred Stock shall be payable in cash, or at the option of the Corporation, in such number of shares of Series B Preferred Stock as is set forth in Section 2(d) below, and accrue (whether or not earned or declared) at the rate of 8% per annum on the sum of (i) the Purchase Price and (ii) all accumulated and unpaid dividends accrued thereon from the date of issuance thereof (the “Series B Dividends”). Such dividends will be calculated and accrued on a quarterly basis on the last day of each fiscal quarter of the Corporation in respect of the prior three month period prorated on a daily basis for partial periods.

(b) If the Corporation at any time pays less than the total amount of Series B Dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed ratably among the Holders based upon the aggregate accrued but unpaid Series B Dividends on the Series B Preferred Stock held by each such Holder.

(c) In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the Holders at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted in accordance with Section 6(a) immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

(d) The Corporation may pay the Series B Dividends to each Holder by the issuance of such number of shares of Series B Preferred Stock as equals the quotient of (i) the accrued and unpaid Series B Dividends with respect to the shares of Series B Preferred Stock held such Holder and (ii) the Purchase Price.

3. LIQUIDATION PREFERENCE. (a) In the event of any (each a “Liquidation Event”) liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each Holder shall be entitled, after payment of the Corporation’s debts and other liabilities and any preferential amounts due to the holders of Senior Capital Stock, to be paid in full, before any distribution is made on any Junior Capital Stock but on a pari passu basis with any distribution on Parity Capital Stock, an amount (the “Liquidation Amount”) with respect to each share of Series B Preferred Stock held by such Holder equal to the sum of (i) the product of (x) the Purchase Price and (y) two and (ii) the Series B Dividends accrued on such share of Series B Preferred Stock. After payment of the preferences to all holders of preferred stock of the Corporation, all remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, Series B Preferred Stock (on an as-if converted to Common Stock basis) and any other Capital Stock of the Corporation entitled to share in such distribution.

(b) Deemed Liquidation. The Majority Holders may elect in writing by notice delivered to the Corporation, prior to the closing of a Sale of the Corporation, to treat a specific proposed Sale of the Corporation (other than a Qualified Sale of the Corporation) as a Liquidation Event for purposes of Section 3(a).

(c) Partial Payment. The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Liquidation Event or the date set for the consummation of a Liquidation Event, provide to the Holders such information concerning the terms of the Liquidation Event and the value of the assets of the Corporation or such other relevant information as may be reasonably requested by the Holders. If, upon a Liquidation Event, the net assets of the Corporation available for payment to the Holders of Series B Preferred Stock and the holders of Parity Capital Stock are not sufficient to pay in full the Liquidation Amount to the Holders of Series B Preferred Stock and the preferential amounts due to the holders of Parity Capital Stock, the Holders of Series B Preferred Stock and the holders of Parity Capital Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled.

(d) No Additional Distributions. Holders of Series B Preferred Stock shall not be entitled to any additional distribution in the event of any Liquidation Event in excess of the amount set forth in Section 3(a) hereof.

4. VOTING RIGHTS OF SERIES B PREFERRED STOCK. (a) Except as otherwise required by law or as provided herein, each Holder of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such Holder’s shares could be converted pursuant to the provisions of Section 6(a) hereof on the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited, provided, however, that, solely for purposes of determining the number of votes a Holder of Series B Preferred Stock is entitled to pursuant to this Section 4, the Conversion Price (as defined in Section 6(d) hereof), if then less than $2.8438, shall be deemed to be $2.8438 (the shares deemed convertible for purposes of such determination shall be hereinafter referred to as the “Holders’ Voting Shares”). Except as otherwise expressly provided herein or as required by law, the Holders of shares of the Series B Preferred Stock shall vote together with the holders of shares of the Corporation’s Common Stock as a single class on all matters. The Holders shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s by-laws and General Corporation Law of the State of Delaware.

(b) Notwithstanding the above paragraph or any provision to the contrary contained herein, the Holders of Series B Preferred Stock shall be entitled, voting together as a separate single class, to nominate, and upon amendment of the Corporation’s Certificate of Incorporation as described below to elect, two (2) members of the Board of Directors in accordance with the terms set forth in this Section 4(b) and subject to the limitations set forth in Section 4(c) below. Until such time as the Corporation’s stockholders have approved an amendment to the Corporation’s Certificate of Incorporation (the “Charter Amendment”) providing for the right of the Holders of Series B Preferred Stock to elect two (2) members of the Board of Directors and such Charter Amendment is filed with the Delaware Secretary of State and effective (the “Charter Amendment Effective Date”) and subject to the limitations set forth in Section 4(c)

below, the Holders of Series B Preferred Stock, voting together as a separate single class, are entitled to designate two (2) nominees for election to the class of the Board of Directors whose term expires at the Corporation’s 2001 Annual Stockholders Meeting (“Class III”) and at each subsequent election of Class III directors prior to the Charter Amendment Effective Date, and the Board of Directors shall nominate such designees and recommend to the Corporation’s stockholders that such designees be elected as members of Class III of the Board of Directors.

With respect to the two (2) directors to be designated for nomination by the Holders of Series B Preferred Stock, one individual shall be designated by SCP Private Equity Partners II, L.P. (“SCP”) so long as SCP holds any Series B Preferred Stock (the “SCP Designee for Nomination”) and one individual shall be designated by Tandem PCS Investments, L.P. (“Tandem”) so long as Tandem holds any Series B Preferred Stock (the “Tandem Designee for Nomination”). For nominees for election at the Corporation’s 2001 Annual Stockholders Meeting, each of SCP and Tandem shall notify the Corporation in writing of the identity of its designee no later than ten (10) days following the date on which they become Holders of Series B Preferred Stock. For all subsequent elections of Class III directors, each of SCP and Tandem shall notify the Corporation in writing of the identity of its designee for nomination to Class III of the Board of Directors no later than the last date (the “Designee Notice Due Date”) on which shareholder proposals may be submitted for an election year when they have such a right, which notice shall be conclusive evidence of the consent of such designee to serve as a director of the Corporation. In the event either SCP or Tandem fails to provide such notice, the SCP Designee for Nomination and Tandem Designee for Nomination (or the SCP representative and Tandem representative in the case of the notice for the Corporation’s 2001 Annual Stockholders’ Meeting) serving on the Board of Directors on the Designee Notice Due Date shall be deemed to be renominated. In the event SCP or Tandem has no designee serving (or otherwise designated to serve in the event of the resignation, death, removal or inability to serve of a designee, as provided in the last sentence of this paragraph) on the Board of Directors on the Designee Notice Due Date, the Board of Directors shall be entitled to make the nomination for which such notice was required. In the event either SCP or Tandem fails to hold any Series B Preferred Stock, the Holders of Series B Preferred Stock, voting together as a separate single class, shall be entitled to the director nomination rights previously held by SCP or Tandem, as the case may be. If neither SCP nor Tandem holds any Series B Preferred Stock, the Holders of Series B Preferred Stock, voting together as a separate single class, shall be entitled to the director nomination rights previously held by SCP and Tandem. The notice shall include all information with respect to such designee as is required to be included in a proxy statement soliciting proxies for the election of directors pursuant to Regulation 14A of the Exchange Act. In the event of any vacancy arising by reason of the resignation, death, removal (which may include a removal by the Holders of Series B Preferred Stock, with or without cause, at the written request of SCP or Tandem, as applicable, as the party designating such director) or inability to serve of the SCP Designee for Nomination or the Tandem Designee for Nomination, SCP or Tandem, as applicable, shall notify the Corporation of its choice to fill such vacancy, and the Board of Directors shall appoint such person to fill such vacancy and serve until the next meeting of the Corporation’s stockholders for the election of Class III directors.

At all times after the Charter Amendment Effective Date and subject to the limitations set forth in Section 4(c) below, the Holders of Series B Preferred Stock, voting together as a separate single class, shall be entitled to elect two (2) members of Class III of the Board of Directors at each election of Class III directors. With respect to the two (2) directors to be designated for election by the Holders of Series B Preferred Stock, one individual shall be designated by SCP so long as SCP holds any Series B Preferred Stock (the “SCP Designee for Election”) and one individual shall be designated by Tandem so long as Tandem holds any Series B Preferred Stock (the “Tandem Designee for Election”). Each of SCP and Tandem shall notify the Corporation in writing of the identity of its designee for election to Class III of the Board of Directors no later than the Designee Notice Due Date, which notice shall be conclusive evidence of the consent of such designee to serve as a director of the Corporation. In the event either SCP or Tandem fails to provide such notice, the SCP designee and Tandem designee serving on the Board of Directors on the Designee Notice Due Date shall be deemed to be the applicable designee. In the event either SCP or Tandem has no designee serving (or otherwise designated to serve in the event of the resignation, death, removal or inability to serve of a designee, as provided in the last sentence of this paragraph) on the Board of Directors on the Designee Notice Due Date, the Board of Directors shall be entitled to make the nomination for which such notice was required. In the event SCP or Tandem fails to hold any Series B Preferred Stock, the Holders of Series B Preferred Stock, voting together as a separate single class, shall be entitled to the director election rights previously held by SCP or Tandem, as the case may be. If neither SCP nor Tandem holds any Series B Preferred Stock, the Holders of Series B Preferred Stock, voting together as a separate single class, shall be entitled to the director election rights previously held by SCP and Tandem. The notice shall include all information with respect to such designee as is required to be included in a proxy statement soliciting proxies for the election of directors pursuant to Regulation 14A of the Exchange Act. In the event of any vacancy arising by reason of the resignation, death, removal (which may include a removal by the Holders of Series B Preferred Stock, with or without cause, at the written request of SCP or Tandem, as applicable, as the party designating such director) or inability to serve of the SCP Designee for Election or the Tandem Designee for Election, SCP or Tandem, as applicable (provided SCP or Tandem, as applicable, then holds Series B Preferred Stock) shall notify the Corporation of its choice to fill such vacancy, and the Board of Directors shall appoint such person to fill such vacancy and serve until the next meeting of the Corporation’s stockholders for the election of Class III directors.

The class voting rights granted to the Holders of Series B Preferred Stock pursuant to this Section 4(b) shall be in addition to, and not in lieu of, the voting rights granted to such Holders under Section 4(a) hereof. Accordingly, the Holders of Series B Preferred Stock shall be entitled to vote together with the holders of shares of the Corporation’s Common Stock as a single class with respect to the election of those directors for which the Holders do not have class voting rights.

(c) Notwithstanding the provisions of Section 4(b) above, the class voting rights to which the Holders of Series B Preferred Stock are entitled pursuant to such section shall be limited, and in certain cases eliminated, in the event the Holders of Series B Preferred Stock fail to maintain certain threshold levels of ownership of the Corporation’s voting securities, as set forth below. In the event the sum of (i) the Holders’ Voting Shares, plus (ii) the shares of Common Stock issued and outstanding and owned by the Holders (the total of such shares from time to time is hereinafter referred to as the “Holders’ Share Total” and with respect to a specific

Holder, a “Share Total”) constitutes less than 15% of the sum of (i) the Corporation’s outstanding shares of Common Stock plus (ii) the Holders’ Voting Shares (the total of such shares is hereinafter referred to as the “Deemed Outstanding Shares”) on a Designee Notice Due Date, the Holders of Series B Preferred Stock shall be entitled to only one designee for nomination or election, as the case may be, with respect to such election. In such case, SCP or Tandem, whichever entity has a higher Share Total, shall be entitled to make such designation. In the event, SCP and Tandem have equal Share Totals on a Designee Notice Due Date on which the Holders are entitled to only one designee, SCP and Tandem shall agree on a mutually acceptable designee. In the event the Holders’ Share Total constitutes less than 10% of the Deemed Outstanding Shares on a Designee Notice Due Date, the Holders of Series B Preferred Stock shall not be entitled to designate a director for such election and the Holders shall be entitled to voting rights in accordance with Section 4(a) above with respect to such election.

5. RESTRICTED ACTIONS. (a) The affirmative vote of the Majority Holders, acting by written consent as a separate class or voting separately as a separate class, shall be necessary to authorize the Corporation or any Subsidiary of the Corporation to take any of the following actions:

(i) authorize, create, issue, modify the material terms of, or change the amount of authorized or issued shares of, any Senior Capital Stock (or any securities convertible into or exchangeable for any Senior Capital Stock) or Indebtedness that by its terms is convertible or exchangeable into Senior Capital Stock (or any securities convertible into or exchangeable for Senior Capital Stock;

(ii) effect (x) any Sale of the Corporation other than a Qualified Sale of the Corporation or a Qualified Public Offering or (y) any Reorganization of the Corporation;

(iii) alter the rights, preferences or privileges of the Series B Preferred Stock;

(iv) increase the authorized number of shares of Series B Preferred Stock;

(v) redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock (or pay into a sinking fund for such purpose); provided, however, that this restriction shall not apply to any redemption specifically permitted pursuant to this Certificate of Designation or to the repurchase of shares of Common Stock at the original purchase price from employees, officers, directors or other persons performing services for the Corporation.

(b) Notwithstanding the foregoing provisions of this Section 5 and except as otherwise required by law, the creation, authorization or issuance of any shares of any Junior Capital Stock or Parity Capital Stock, or the increase or decrease in the amount of authorized Junior Capital Stock or Parity Capital Stock of any class shall not require the affirmative vote or consent of the Majority Holders and shall not be deemed to materially affect adversely the rights, preferences, privileges or voting rights of shares of Series B Preferred Stock.

(c) In any case in which the Holders of Series B Preferred Stock shall be entitled to vote (as Holders of Series B Preferred Stock rather than on an as-if-converted basis) pursuant hereto or pursuant to the General Corporation Law of the State of Delaware, each Holder of Series B Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Series B Preferred Stock held.

6. CONVERSION RIGHTS.

(a) Optional Conversion. At any time and from time to time, any Holder shall have the right, at its option, to convert all or any portion of the shares of Series B Preferred Stock (including all accrued dividends paid or payable in shares of Series B Preferred Stock and any fraction of a share) held by such Holder into such number of shares of fully paid and nonassessable Common Stock as equals the product of (i) the number of shares of Series B Preferred Stock to be converted by such Holder and (ii) the quotient of (x) the Purchase Price and (y) the Conversion Price in effect on the Conversion Date. Each optional conversion of Series B Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice by such Holder to the Corporation (the “Conversion Date”); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation. On the Conversion Date, the rights of the holder of such Series B Preferred Stock as such Holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Notwithstanding any other provision hereof, if a voluntary conversion of Series B Preferred Stock is to be made in connection with a public offering other than a Qualified Public Offering or a Sale of the Corporation other than a Qualified Sale of the Corporation, such conversion may, at the election of the Holder, be conditioned upon the consummation of the respective public offering or Sale of the Corporation, in which case such conversion shall not be deemed to be effective until the closing of such public offering or Sale of the Corporation, as the case may be.

(b) Mandatory Conversion. Immediately upon any Mandatory Conversion Event, all shares of Series B Preferred Stock held by each Holder (including all accrued dividends paid or payable in shares of Series B Preferred Stock and any fraction of a share of Series B Preferred Stock) shall automatically be converted into the number of fully paid and nonassessable shares of Common Stock of the Corporation as equals the product of (i) the number of shares of Series B Preferred Stock held by such Holder and (ii) the quotient of (x) the Purchase Price and (y) the Conversion Price in effect on the Conversion Date. A “Mandatory Conversion Event” shall mean (A) the closing of a Qualified Public Offering; (B) the closing of a Qualified Sale of the Corporation or (C) the written election of the Majority Holders, including each Lead Investor.

(c) Conversion Procedure.

(i) Delivery of Certificates. As soon as practicable after any conversion of Series B Preferred Stock pursuant to this Section 6, but in any event within ten (10) business days after the holder has delivered the certificates or affidavits of loss, if applicable, evidencing the shares of Series B Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:

(x)	a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion in the same name or names as the certificates representing the converted shares (unless such holder shall have provided written notice to the Corporation to issue some or all of such converted shares in another name or names, in which case the Corporation shall deliver such certificates for such converted shares in such other name or names provided such holder delivers to the Corporation an opinion of counsel acceptable to the Corporation specifying that such issuance of converted shares to other parties is permissible under an available exemption from the registration requirements of the Securities Act of 1933, as amended, and the securities laws of any applicable state) and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in a share of Common Stock; and

(y)	with respect to an optional conversion pursuant to Section 6(a) above, a certificate representing any shares of Series B Preferred Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.

From the Conversion Date and until such time as a holder of shares of Series B Preferred Stock shall surrender its certificate or certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

(ii) Fully Paid Shares. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the Holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.

(iii) Timely Conversion. The Corporation shall not close its books against the transfer of Series B Preferred Stock or of Common Stock issued or issuable upon conversion of Series B Preferred Stock in any manner that interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series B Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation). The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(iv) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of or otherwise pursuant to the terms of the Series B Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of or otherwise pursuant to the terms of all outstanding Series B Preferred Stock.

(v) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation’s Board of Directors.

(d) Conversion Price. The initial conversion price shall be three and 14/100 dollars ($3.14), which may be adjusted from time to time hereafter (as so adjusted, the “Conversion Price”). If and whenever on or after the original date of issuance of the Series B Preferred Stock the Corporation issues or sells, or in accordance with Section 6(e) below is deemed to have issued or sold, any shares of its Common Stock or Convertible Securities (other than Excluded Securities) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price in effect immediately prior to the time of such issue or sale shall be reduced to an amount equal to the consideration per share applicable to the Common Stock or Convertible Securities so issued or sold or deemed issued or sold in accordance with Section 6(e) below.

(e) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6(d), the following shall be applicable:

(i) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not the rights to exercise, exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exchanged for, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

(ii) Change in Exercise, Price or Conversion Rate. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold.

(iii) Exceptions for Excluded Securities. Notwithstanding the foregoing, no adjustments shall be made under this Section 6(e) with respect to the issuance of any Excluded Securities.

(f) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(g) Certain Events. If an event not specified in this Section 6 occurs that has substantially the same economic effect on the Series B Preferred Stock as those specifically enumerated, then this Section 6 shall be construed liberally, mutatis mutandis, in order to give the Series B Preferred Stock the intended benefit of the protections provided under this Section 6. In such event, the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders.

(h) Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all Holders, setting forth in reasonable detail and certifying the calculation of such adjustment and the facts upon which such adjustment is based.

(ii) The Corporation shall give written notice to all Holders at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (x) with respect to any pro rata subscription offer to Holders of Common Stock, (y) with respect to any Liquidation Event or (z) with respect to any other right afforded to any holder of Common Stock.

(i) Determination of Consideration. For purposes of this Section 6, consideration received by the Corporation for the issue or sale of Convertible Securities in the form of property other than cash shall be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation.

7. REDEMPTION.

(a) Unless the following rights are waived or deferred in writing by the Majority Holders (including each Lead Investor), at any time after May 31, 2006, any Holder may elect to have all shares of Series B Preferred Stock held by such Holder redeemed by the Corporation (an “Optional Redemption”). In any such case, any Holder desiring to exercise its Optional Redemption right (a “Redeeming Holder”) shall notify the Corporation in writing of its intent to exercise the rights afforded by this Section 7(a) and specify a date not less than ten (10) nor more than sixty (60) days from the date of such notice on which all of such Holder’s shares of Series B Preferred Stock shall be redeemed (an “Optional Redemption Date”). Within three (3) Trading Days after receipt by the Corporation of any such notice, the Corporation shall promptly notify each of the other Holders in writing of such Optional Redemption and provide a copy of the notice from such Redeeming Holder with such notice, whereupon each of the other Holders shall have an option for a period of fifteen (15) days to notify the Corporation in writing of its intent to exercise its Optional Redemption right on the Optional Redemption Date. On such Optional Redemption Date, the Corporation shall redeem all shares of Series B Preferred Stock held by such Redeeming Holder as well as all other Holders exercising such Optional Redemption right, as aforesaid, in cash by wire transfer of immediately available funds at a redemption price (the “Redemption Price”) equal to the sum of (i) the product of (x) the number of shares of Series B Preferred Stock held by such Redeeming Holder and each other Holder, respectively, and (y) the Purchase Price and (ii) all accrued but unpaid dividends thereon calculated to the Optional Redemption Date.

(b) If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on an Optional Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock requested to be redeemed by Redeeming Holders on such Optional Redemption Date, the Redeeming Holders requesting redemption on such Optional Redemption Date shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such shares were redeemed in full. At any time, and from time to time, thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series B Preferred Stock, such funds will be used at the earliest permissible time to redeem the balance of such shares, or such portion thereof for which funds are then legally available. Such funds shall not be used by the Corporation for any other purpose, including the redemption by the Corporation of any shares of Convertible Securities which the Corporation is obligated to redeem on any subsequent date. The Corporation shall be obligated to use its reasonable efforts to take such actions as may be necessary in order to permit the full and timely redemption of the shares of Series B Preferred Stock entitled to redemption.

(c) If, for any reason, the Corporation fails to redeem all shares of Series B Preferred Stock entitled to redemption on any Optional Redemption Date, the unredeemed shares shall remain outstanding and shall continue to have all rights and preferences (including, without limitation, dividend and voting rights) provided for herein and the Holders of such unredeemed shares shall have the ongoing right to be redeemed together with such rights and remedies as may be available under applicable law.

(d) The notices provided for in this Section 7 shall be sent, (i) if by or on behalf of the Corporation, to the Holders at their respective addresses as shall then appear on the records of the Corporation by first class mail, postage prepaid, notifying such recipient of the redemption, the date of such redemption, the number of shares of Series B Preferred Stock to be redeemed, and the Redemption Price therefor and stating the place or places at which the shares that have been requested to be redeemed shall, upon presentation and surrender of such certificates representing such shares, be redeemed, and (ii) if by or on behalf of a Holder, to the Corporation at its executive office, currently located in Melbourne, Florida.

(e) Any shares of Series B Preferred Stock redeemed pursuant to this Section 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series B Preferred Stock.

8. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

9. RANK. The Series B Preferred Stock shall, with respect to redemption, dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation, and to each other class of Capital Stock or series of Preferred Stock (including Series A Preferred Stock) now outstanding or hereafter created by the Board of Directors other than Parity Capital Stock or Senior Capital Stock (collectively referred to herein, together with all classes of Common Stock of the Corporation, as the “Junior Capital Stock”), (ii) equally with any class of Capital Stock or series of Preferred Stock hereafter created by the Board of Directors and which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to redemption, dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Capital Stock”); and (iii) junior to each class of Capital Stock or series of Preferred Stock hereafter created by the Board of Directors the terms of which have been approved by the Majority Holders in accordance with Section 5(a)(i) hereof and which expressly provide that such class or series will rank senior to the Series B Preferred

Stock as to redemption, dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Capital Stock”).

10. IDENTICAL RIGHTS. Each share of the Series B Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series B Preferred Stock.

11. CERTIFICATES. So long as any shares of the Series B Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

12. AMENDMENTS; WAIVERS. Any provision of these terms of the Series B Preferred Stock may be amended, modified or waived if and only if the Majority Holders (including each Lead Investor) have consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Certificate of Designation.

13. DEFINITIONS.

“Acquirer Stock” has the meaning set forth within the definition of Qualified Sale of the Corporation.

“Capital Stock” means (a) as to any Person that is a corporation (i) the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock of such Person, (ii) any rights, options or warrants to purchase any capital stock (including all classes of common, preferred, voting and nonvoting capital stock of such Person) of such Person, and (iii) securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any capital stock (including all classes of common, preferred, voting and nonvoting capital stock of such Person) of such Person; and (b) as to any Person that is not a corporation or an individual (i) the ownership interests in such Person (however evidenced), including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, and (ii) any rights, options, warrants or securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any such ownership interests in such Person.

“Certificate of Designation” means this Certificate of Designation of the Series B Preferred Stock.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and/or restated from time to time.

“Closing Price” means on any day the reported last sale price on such day, or in case no sale takes place on such day, the average of the reported closing bid and ask prices on the principal national securities exchange (which shall include NASDAQ) on which such stock is listed or admitted to trading (and if the Common Stock is listed or admitted to trading on more than one U.S. national or non-U.S. securities exchange, the Corporation shall determine, in its reasonable discretion, the principal securities exchange on which such Common Stock is listed or admitted to trading), as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting the last sale price of such security) (“Bloomberg”), or if not listed or admitted to trading on any securities exchange, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price is reported for such security by Bloomberg, the average of the reported closing and bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

“Common Stock” means the Corporation’s Common Stock, $.001 par value.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon the exercise, conversion or exchange in full of all Convertible Securities whether or not the Convertible Securities are exercisable for, convertible into or exchangeable for, Common Stock at such time.

“Conversion Date” has the meaning set forth in Section 6(a) hereof.

“Conversion Price” has the meaning set forth in Section 6(d) hereof.

“Convertible Securities” means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into or exercisable or exchanged for Common Stock.

“Excluded Securities” means any (a) shares of Common Stock or options to purchase Common Stock, including shares of Common Stock issuable upon exercise of such options, (as the same may be adjusted in connection with any stock split, stock dividend, combination or recapitalization) issued or granted pursuant to employee stock option or executive incentive ownership plans approved by the Board of Directors and the stockholders of the Corporation; (b) the shares of Common Stock issuable upon conversion of any Convertible Securities outstanding on March 30, 2001 (c) the shares of Common Stock issuable upon the conversion of the Series B

Preferred Stock; and (d) any shares of Capital Stock issued to the Corporation’s stockholders in connection with any stock split, stock dividend or recapitalization.

“Holders” means the Holders from time to time of shares of Series B Preferred Stock, and the term “Holder” means any one of them.

“Junior Capital Stock” has the meaning given such term in Section 9 above.

“Lead Investor” shall mean any of SCP Private Equity Partners, II, L.P., Tandem PCS Investments, L.P., and Mellon Ventures, L.P. so long as such party holds shares of Series B Preferred Stock.

“Liquidation Amount” has the meaning set forth in Section 3(a) hereof.

“Liquidation Event” has the meaning set forth in Section 3(a) hereof.

“Low Trading Volume” means that the total number of shares of Acquirer Stock (or any Capital Stock into which the Acquirer Stock is convertible into, exercisable or exchangeable for) received or receivable by all holders of Capital Stock of the Corporation in connection with a Sale of the Corporation is greater than the average daily reported volume of Capital Stock of the same class as the Acquirer Stock (or any Capital Stock into which the Acquirer Stock is convertible into, exercisable or exchangeable for) calculated based upon the average daily trading volume of Acquirer Stock on all national securities exchanges and/or the automated quotation system of a registered securities association (as such terms are used in Rule 144 promulgated under the Securities Act of 1933) during the 12 week period immediately preceding the date of the closing of the Sale of the Corporation.

“Majority Holders” means the Holders of a majority of the outstanding shares of Series B Preferred Stock.

“Mandatory Conversion Event” has the meaning set forth in Section 6(b) hereof.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“Optional Redemption” has the meaning set forth in Section 7(a) hereof.

“Optional Redemption Date” has the meaning set forth in Section 7(a) hereof.

“Parity Capital Stock” has the meaning set forth in Section 9 hereof.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Purchase Price” of any share of Series B Preferred Stock shall be thirty one and 40/100 dollars ($31.40), such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event with respect to the Series B Preferred Stock.

“Qualified Sale of the Corporation” means any Sale of the Corporation at a price per share in cash or other securities not less than three times the Conversion Price other than a Sale of the Corporation in which the Holders or any other holders of Capital Stock of the Corporation receive Capital Stock of a Person (the “Acquirer Stock”) that is subject to a Significant Restriction.

“Qualified Public Offering” means any public offering by the Corporation of its Common Stock consummated pursuant to an effective registration statement under the Securities Act of 1933 or any similar federal statute then in force and yielding the Corporation gross proceeds of at least $70,000,000, and at a public offering price per share of not less than three times the then applicable Conversion Price, other than an offering of shares being issued as consideration in a business acquisition or combination or an offering in connection with an employee benefit plan.

“Reorganization” means any merger, reorganization, recapitalization or consolidation, which affects any Capital Stock of the Corporation, other than a Sale of the Corporation.

“Sale of the Corporation” means a single transaction or a series of transactions to which the Corporation is a party pursuant to which a Person or Persons acquire (i) Capital Stock of the Corporation possessing the voting power to elect a majority of the Corporation’s board of directors or more than fifty percent (50%) of the voting power of the Corporation (whether by merger, consolidation or sale or transfer of the Corporation’s Capital Stock), provided, however, that a Qualified Public Offering or the sale of Series B Preferred Stock that results in an acquisition of voting power shall not be a Sale of the Corporation; or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

“Senior Capital Stock” has the meaning set forth in Section 9 hereof.

“Series A Preferred Stock” means the Corporation’s Series A Junior Participating Preferred Stock.

“Series B Dividends” has the meaning set forth in Section 2(a) hereof.

“Series B Preferred Stock” means the Corporation’s Series B Convertible Redeemable Preferred Stock, $.01 par value per share.

“Significant Restriction” shall mean (a) Low Trading Volume, with respect to any Acquirer Stock that is publicly traded and (b) any shares of a privately-held company or shares of a publicly-traded company that are not registered, or will not be registered within 45 days following an applicable Sale of the Corporation, pursuant to an effective registration statement for resale under the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

“Trading Day” means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

14. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Resolution (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and Chief Executive Officer on May 14, 2001.

By:	/s/ R. Lee Hamilton, Jr.
R. Lee Hamilton, Jr. President and Chief Executive Officer

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